Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our summary reserve report dated January 22, 2024, and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2023, included in or made part of this Annual Report on Form 10-K of Mach Natural Resources LP. We also consent to the incorporation by reference of such report in the Registration Statement (Form S-8 No. 333-275200) of Mach Natural Resources LP.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ J. Zane Meekins
J. Zane Meekins, P.E.
Executive Vice President
Fort Worth, Texas
April 1, 2024